EXHIBIT 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400
Release Date:           April 29, 2010
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER OF FISCAL 2010

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced a net loss for the three months ended March 31, 2010 of $1.2 million, or $0.21 per share, compared to net income of $371,000, or $0.06 per share, for the three months ended March 31, 2009.  Additionally, the Company reported a net loss of $1.2 million, or $0.21 per share, for the six months ended March 31, 2010 compared to net income of $887,000, or $0.15 per share, for the six months ended March 31, 2009.

Ronald Anderson, President and CEO of the Company said, “Similar to the national economic conditions, our local economy continues to be weak and collateral values of real estate remain stressed. We are disappointed with our increase in non-performing assets and the related increase in the provision for loan losses during the March 2010 quarter. Our capital base allowed us to absorb these losses and we remain well-capitalized under regulatory and financial standards. A major focus of the management team during fiscal year 2009 and into fiscal year 2010 will be to reduce our level of non-performing assets and to continue to work with our business clients and homeowners who are experiencing financial difficulties. We are committed to increasing the earnings of the Company and shareholder value as market conditions allow.”

The Company’s net interest income for the three and six months ended March 31, 2010 was $4.8 million and $9.6 million, respectively, an increase of $1.0 million and $1.7 million, respectively from the three and six months ended March 31, 2009. The Company's net interest rate spread of 2.80% and net interest margin of 2.99% for the three months ended March 31, 2010 increased when compared to a net interest rate spread of 2.09% and a net interest margin of 2.39% for the second quarter of fiscal 2009.  Similarly, the Company's net interest rate spread of 2.72% and net interest margin of 3.28% for the first six months of fiscal 2010 increased when compared to a net interest rate spread of 2.14% and a net interest margin of 2.48% for the first six months of fiscal 2009.

The Company’s interest and dividend income decreased by $280,000 in the three month period ended March 31, 2010 compared to the three month period ended March 31, 2009.  Interest income earned decreased in the three months ended March 31, 2010 over the prior comparable period in fiscal 2009 due primarily to declining yields on loans and investment securities.  During the second quarter of fiscal 2010 compared to the second quarter of fiscal 2009, the average yield on the Company’s loan portfolio decreased by 17 basis points to 5.36% from 5.53%. The average balance of loans receivable decreased by $2.9 million, or 0.5% in the second quarter of fiscal 2010 compared to the second quarter of fiscal 2009, as a result of a temporary decline in general market demand as indicated in decreases in the Company's one-to four-family residential and multi-family mortgage loans and consumer second mortgage loans.  Average yields on investment securities decreased to 3.16% for the three months ended March 31, 2010 from 3.56% for the same period ended 2009 while the average balances of investment securities increased by $5.9 million during the three months ended March 31, 2010 compared to the comparable prior fiscal year period.

The Company’s interest and dividend income decreased by $522,000 in the six month period ended March 31, 2010 compared to the six month period ended March 31, 2009.  Interest income earned decreased in the first half of fiscal 2010 over the prior comparable period in fiscal 2009 due primarily to declining yields on loans and investment securities.  During the first six months of fiscal 2010 compared to the first six months of fiscal 2009, the average yield on the Company’s loan portfolio decreased by 24 basis points to 5.46% from 5.70%.  However, the average balance of loans receivable increased by $5.3 million, or 0.9% in the first six months of fiscal 2010 compared to the first six month of fiscal 2009, due primarily to growth in the Company's commercial real estate loans.  Average yields on investment securities decreased to 3.24% for the six months ended March 31, 2010 from 3.53% for the same period ended 2009. The average balances of investment securities increased by $5.3 million during the six months ended March 31, 2010 compared to the comparable prior fiscal year period.

The Company’s interest expense for the three month period ended March 31, 2010 was $3.4 million, a decrease of $1.3 million from the three month period ended March 31, 2009. There was a $961,000 decrease in interest expense on deposits and a $359,000 decrease in interest on FHLB borrowings during the second quarter of fiscal 2010 compared to the second quarter of fiscal 2009.  The average rate paid on deposits decreased to 1.96% for the second quarter of fiscal 2010 from 2.88% for the second quarter of fiscal 2009, and the average rate paid on borrowed funds decreased to 4.24% in the second quarter of fiscal 2010 compared to 4.79% in the second quarter of fiscal 2009 due primarily to the repayment of approximately $5.0 million in relatively higher-costing long-term FHLB borrowings.  During the remaining two quarters of fiscal 2010, an additional $25.0 million of our FHLB advances, with a weighted average interest rate of 6.23%, are scheduled to mature.

The Company’s interest expense for the six month period ended March 31, 2010 was $7.3 million, a decrease of $2.2 million from the six month period ended March 31, 2009 due to a $1.6 million decrease in interest expense on deposits and a $576,000 decrease in interest on FHLB borrowings. The average rate paid on deposits decreased to 2.10% for the first six months of fiscal 2010 from 3.00% for the first six months of fiscal 2009 and the average rate paid on borrowed funds decreased to 4.54% in the first six months of fiscal 2010 compared to 4.87% in the first six months of fiscal 2009, again, primarily due to the repayment of approximately $20.0 million in relatively higher-costing long-term FHLB borrowings.

The Company recorded a provision for loan losses in the amount of $3.6 million for the quarter ended March 31, 2010, and our provision for loan losses amounted to $4.6 million for the six months ended March 31, 2010. Our provision for loan losses amounted to $463,000 for the three months ended March 31, 2009 and $908,000 for the six months ended March 31, 2009.  The $3.2 million increase in our provision for loan losses for the quarter ended March 31, 2010 compared to the second quarter in fiscal 2009 was due primarily to an increased level of non-accruing loans and an increase in net charge-offs during the quarter.  The Company’s net charge-offs to the allowance for loan losses amounted to $1.7 million and $2.1 million, respectively, for the three-months and six-months ended March 31, 2010.  During the quarter ended March 31, 2010, two loans, a local single-family residential mortgage loan and a construction loan for one local single-family residence, accounted for $1.6 million of the charge-offs during the quarter.  Subsequent to March 31, we foreclosed on the construction loan and we expect it to be classified as other real estate owned at no additional loss with a carrying value of $1.0 million at June 30, 2010.  In addition to charge-offs, our provision for loan losses during the quarter ended March 31, 2010 reflects increased levels of non-accrual loans.  At March 31, 2010, the Company’s total non-accrual loans amounted to $25.4 million, or 4.36% of total loans, compared to $18.8 million of non-accrual loans at December 31, 2009.  The $6.6 million, or 35.4%, increase in non-accrual loans was due primarily to a $3.1 million increase in commercial real estate loans, a $1.5 million increase in non-accrual multi-family residential mortgage loans and a $1.5 million increase in single-family residential mortgage loans.  The increase in non-accrual commercial real estate loans during the quarter was due primarily to six loans to one borrower with an aggregate balance of $3.1 million secured by commercial property located in Franklin County and the City of Philadelphia, Pennsylvania which was more than 90 days past due at March 31, 2010.  The increase in multi-family residential mortgage loans was due primarily to one loan with an outstanding balance of $1.5 million at March 31, 2010 on a 34-unit apartment complex located in Delaware County, Pennsylvania.  The increase in non-accrual single-family residential mortgage loans was due primarily to a $1.2 million loan to one borrower which became more than 90 days delinquent during the quarter.  The increase in our provision for loan losses during the quarter ended March 31, 2010 also reflects our determination made during the quarter, based on a review of our loss experience and other factors with respect to the allowance for loan losses, to increase our coverage amounts for commercial real estate loans and consumer second mortgage loans.

The Company's other, or non-interest, income decreased by $17,000 to $540,000 for the three months ended March 31, 2010 over the comparable prior fiscal year period.  The decrease was due to a $9,000 decrease in net gains on the sale of investment securities, an $8,000 decrease in net gains on disposal of fixed assets, a $33,000 net loss reported on the sale of other real estate owned, as well as a $13,000 decrease in earnings on bank owned life insurance.  These decreases were partially offset by a $47,000 increase in service charges and other fees and rental income.

The Company's other, or non-interest, income increased by $93,000 to $1.1 million for the six months ended March 31, 2010 over the comparable prior fiscal year period.  The increase in other income during the six month period was due primarily to an increase in the amount of $103,000 in service charges and other fees and rental income and a $41,000 increase in earnings on bank owned life insurance. These increases were partially offset by a $27,000 decrease in net gains on the sale of investment securities, an $8,000 decrease in net gains on disposal of fixed assets, as well as a $17,000 net loss in the sale of other real estate owned.

Other, or non-interest, expenses of the Company increased by $431,000 in the quarter ended March 31, 2010 over the comparable prior fiscal year period. The increase in other operating expenses in the second quarter of fiscal 2010 compared to the second quarter of fiscal 2009 was due primarily to $308,000 increase in real estate owned expenses as well as increased advertising and data processing costs which were partially offset by reductions in salary and benefit expense, occupancy expenses and other operating expenses.  For the second quarter of fiscal 2010, the Company had an income tax benefit of $867,000 compared to income tax expense of $121,000 for the second quarter of fiscal 2009.

Other, or non-interest, expenses of the Company increased by $1.5 million for the six ended March 31, 2010 over the comparable prior fiscal year period. Other expenses in the six months ended March 31, 2010 primarily reflect a $793,000 increase in real estate owned expense as well as increased advertising and data processing costs which were partially offset by reductions in occupancy expenses and other operating expenses.  Additionally, other expenses reflect a $699,000 increase in federal deposit insurance premiums, due primarily to the absence of a premium credit which was available during in the first six months of fiscal 2009 and an increase in assessment rates implemented in February 2009.  For the first six months of fiscal 2010, the Company had an income tax benefit of $955,000 compared to income tax expense of $350,000 for the first six months of fiscal 2009.

The Company’s total assets amounted to $696.3 million at March 31, 2010 compared to $691.6 million at September 30, 2009.  The primary reason for the increase in assets during first six months of fiscal 2010 was an increase in cash and cash equivalents by $14.3 million at March 31, 2010 compared to September 30, 2009. Total deposits increased $26.2 million, or 5.08%, to $542.7 million at March 31, 2010 compared to September 30, 2009.  Investment securities increased by $3.6 million, or 11.21%, at March 31, 2010 compared to September 30, 2009.  The Company’s total real estate owned (“REO”) amounted to $4.0 million at March 31, 2010 compared to $5.9 million at September 30, 2009.  The $1.9 million decrease in REO at March 31, 2010 compared to September 30, 2009 was due primarily to $1.2 million in sales of REO, consisting of one construction or development property, two single-family residential properties and one commercial real estate property, as well as a $672,000 reduction in the fair value of one-to four-family and commercial real properties, which was reflected in other real estate owned expense for the first six months of fiscal year 2010.  At March 31, 2010, we had $13.1 million of loans classified as troubled debt restructurings (“TDRs”).  Our TDRs at March 31, 2010 reflect the restructuring of five relationships during the quarter, including an aggregate of $2.2 million of one-to four-family loans, $8.9 million of commercial real estate loans and $1.2 million of land loans.

Shareholders’ equity decreased by $1.7 million to $68.1 million at March 31, 2010 compared to $69.8 million at September 30, 2009 primarily due to a decrease in retained earnings and a $458,000 purchase of treasury stock during first six months of fiscal 2010.  We have repurchased a total of 50,000 shares under our share repurchase program that was announced on May 7, 2009.  While we will continue to assess stock repurchase opportunities, we expect that additional repurchases are unlikely for the balance of fiscal 2010 in light of, among other factors, our need to continue to address our increased level of non-performing assets and the regulatory capital requirements of the Bank.  Retained earnings decreased by $1.4 million to $46.1 million for the first six months of fiscal 2010 as a result of the $1.2 million net loss and a $163,000 payment in cash dividends during the same period.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (Unaudited)

	At March 31, 2010	At September 30, 2009
	(Dollars in Thousands)

Selected Financial Condition Data:
Total assets	$696,274	$691,639
Loans receivable, net	578,014	593,565
Securities held to maturity	4,779	4,842
Securities available for sale	30,742	27,098
FHLB borrowings	81,528	99,621
Deposits	542,727	516,511
Shareholders’ equity	68,102	69,842
Total liabilities	628,172	621,796
Allowance for loan losses	8,242	5,718
Non-accrual loans	25,406	14,195
Non-performing assets	29,430	20,070
Troubled debt restructurings	13,058	81
Non-performing assets and troubled debt restructurings	42,488	20,151

	Three Months Ended March 31,
	2010	2009
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$8,210	$8,490
Total interest expense	3,367	4,686
Net interest income	4,843	3,804
Provision for loan losses	3,637	463
Net interest income after provision for loan losses	1,206	3,341
Total other income	540	557
Total other expense	3,837	3,406
Income tax (benefit) expense	(867)	121
Net income (loss)	$(1,224)	$371

Net income (loss) per share	$(0.21)	$0.06

Dividends per share	$0.03	$0.04

	Six Months Ended March 31,
	2010	2009
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$16,883	$17,405
Total interest expense	7,317	9,533
Net interest income	9,566	7,872
Provision for loan losses	4,582	908
Net interest income after provision for loan losses	4,984	6,964
Total other income	1,147	1,055
Total other expense	8,299	6,782
Income tax (benefit) expense	(955)	350
Net income (loss)	$(1,213)	$887

Net income (loss) per share	$(0.21)	$0.15

Dividends per share	$0.06	$0.08

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	5.08%	5.33%	5.20%	5.49%
Average rate on interest-bearing liabilities	2.28	3.24	2.48	3.35
Average interest rate spread(2)	2.80	2.09	2.72	2.14
Net interest margin(3)	2.99	2.39	3.28	2.48
Total non-interest expense to average assets	2.24	2.03	2.42	2.05
Efficiency ratio(4)	71.28	78.12	77.47	75.91
Return on average assets	(0.71)	0.22	(0.35)	0.27
Return on average equity	(6.91)	2.18	(3.46)	2.57

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	4.36%	1.65%	4.36%	1.65%
Non-performing assets as a percent of total assets	4.23	2.15	4.23	2.15
Non-performing assets and troubled debt restructurings as a percent of total assets	6.10	2.16	6.10	2.16
Allowance for loan losses as a percent of non-accrual loans	32.44	49.35	32.44	49.35

Capital Ratios(5):
Total risk-based capital to risk weighted assets	12.74%	12.88%	12.74%	12.88%
Tier 1 risk-based capital to risk weighted assets	11.88	11.95	11.88	11.95
Tangible capital to tangible assets	8.82	9.19	8.82	9.19
Tier 1 leverage (core) capital to adjustable tangible assets	8.82	9.19	8.82	9.19
Shareholders’ equity to total assets	9.78	10.21	9.78	10.21
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(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.